UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 21, 2005

MARKWEST HYDROCARBON, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14841	84-1352233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

155 Inverness Drive West, Suite 200, Englewood, CO 80112-5000
(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-290-8700

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry Into a Material Definitive Agreement

On January 21, 2005, the Board of Directors of MarkWest Hydrocarbon, Inc. (“MarkWest Hydrocarbon”) approved director compensation for 2005.  Each non-employee director of MarkWest Hydrocarbon will receive:

•                  an annual retainer of $18,000,

•                  $2,000 regular meeting attendance fee,

•                  $1,000 committee meeting attendance fee, and

•                  1,000 restricted shares.

The Chair of the Audit Committee will receive an additional $4,000.  Employee directors receive no additional compensation for serving as directors.  Directors will be reimbursed for reasonable expenses incurred in connection with attending board and committee meeting or performing their duties as directors.  A Summary of Director Compensation is filed as Exhibit 10.1 to this report.

MarkWest Hydrocarbon’s Board of Directors and the stockholders previously adopted the Incentive Compensation Plan, which provides for incentive compensation in the form of an annual bonus to executives of MarkWest Hydrocarbon based upon satisfaction of certain performance measures established annually by the Compensation Committee and Board of Directors of MarkWest Hydrocarbon.  MarkWest Hydrocarbon has previously filed the Incentive Compensation Plan with the Securities and Exchange Commission (“SEC”).

MarkWest Hydrocarbon formed MarkWest Energy Partners, L.P. (“MarkWest Energy”) on January 25, 2002, to acquire most of the assets, liabilities and operations of the MarkWest Hydrocarbon midstream energy business.  MarkWest Energy has no employees.  It is managed by the officers of MarkWest Energy’s general partner.  Aside from restricted unit awards, the executive officers of the general partner are compensated by MarkWest Hydrocarbon and do not receive compensation from the general partner or MarkWest Energy for their services in such capacities.  MarkWest Energy reimburses MarkWest Hydrocarbon for a portion of their salary.  As a result, incentive awards are based on the performance of both companies.

On January 21, 2005, the Compensation Committees and the Boards of Directors of MarkWest Hydrocarbon and MarkWest Energy’s general partner approved the payout of incentive awards for achieving and exceeding budgeted target levels for 2004.  The Boards approved incentive awards within the maximum ranges set at the beginning of 2004.  Payout of the incentive awards will occur in February 2005 and the base incentive awards will be paid out to the officers and executives in 50% cash and 50% phantom units and restricted stock.  The phantom units will be issued under the MarkWest Energy Partners, L.P. Long-Term Incentive Plan, previously filed with the SEC, and the restricted stock will be issued under the MarkWest Hydrocarbon, Inc. 1996 Stock Incentive Plan, also previously filed with the SEC.  The targets for 2004 were determined by the Board of Directors of MarkWest Hydrocarbon.  The incentive award targets for officers and executives were set at 20% to 35% of base salary if budget plan was achieved, with opportunity for these percentages to increase to maximum ranges of 40% to 65% if stretch performance (120% or greater of budget plan) was achieved.  The incentive awards for each officer and executive for the 2004 performance year was derived from three measurement criteria: 1) MarkWest Hydrocarbon operating cash flow (weighted 40% of the total bonus award); 2) MarkWest Energy distributable cash flow (weighted 40% of the total bonus award); and 3) department/individual goals and performance (weighted 20% of the total bonus award).  A summary of the 2004 Incentive Compensation Plan Performance Targets is filed as Exhibit 10.2 to this report.

At the January 21, 2005 meeting, the Compensation Committees and the Boards of Directors approved the performance targets to be applied under the Incentive Compensation Plan for determining incentive awards for executives and employees related to MarkWest Hydrocarbon’s and MarkWest Energy’s 2005 fiscal year.  For the 2005 plan, the Boards of Directors established a short-term incentive component and a long-term incentive component to the plan for officers and executives.  Under both the short-term and long-term incentive components, incentive awards if budgeted plan is achieved range from 30% to 50% of base salary, again based on three measurement criteria: 1) MarkWest Hydrocarbon operating cash flow; 2) MarkWest Energy distributable cash flow; and 3) department/individual goals and performance, with each criteria weighted based on individual and department responsibilities.  If stretch performance is achieved, stretch incentive awards will be available in the range of 20% to 50% of base salary.  Long-term incentive awards will be paid out in the form of MarkWest Hyrocarbon’s restricted shares and MarkWest Energy’s phantom shares.  A summary of the material terms of the performance targets for 2005 under the Incentive Compensation Plan is filed as Exhibit 10.3 to this report.

Item 8.01.  Other Events

On January 21, 2005, MarkWest Hydrocarbon publicly disseminated a press release announcing that its Board of Directors had declared a cash dividend in the amount of $0.075 per share, payable on February 21, 2005, to the stockholders of record on February 9, 2005.  A copy of the press release is filed as Exhibit 99.1 to this report.

Item 9.01.  Financial Statement and Exhibits

(c)   Exhibits.

Exhibit No.	Description of Exhibit

10.1	Summary of Director Compensation dated January 21, 2005

10.2	Summary of the 2004 Incentive Compensation Plan Performance Targets

10.3	Summary of the 2005 Incentive Compensation Plan Performance Targets

99.1	Press Release, dated January 21, 2005, announcing that MarkWest Hydrocarbon’s Board of Directors had declared a cash dividend in the amount of $0.075 per share

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKWEST HYDROCARBON, INC.
(Registrant)

Dated: January 27, 2005	By:	/s/ JAMES G. IVEY
James G. Ivey
Chief Financial Officer